Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-216664

333-206992

333-214761

333-215645

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus Dated March 23, 2017)

NEMUS BIOSCIENCE, INC.

Up to 25,585,663 Shares of Common Stock

This prospectus supplement no. 4 supplements the prospectus dated March 23, 2017 relating to the resale by the selling shareholders identified in the prospectus of up to 25,585,663 shares of our common stock, $0.001 par value, including (i) 3,800,000 shares of common stock, which equals the number of shares of common stock issuable upon the conversion of shares of our Series D convertible preferred stock, par value $0.001 per share (“Series D Preferred Stock”), (ii) 14,501,500 shares of common stock, which equals the number of shares of common stock issuable upon the conversion of shares of our Series B convertible preferred stock, par value $0.001 per share (“Series B Preferred Stock”) and 6,250,000 shares of common stock issuable upon exercise of the warrants which we sold to investors in a private placement on August 20, 2015, (iii) 241,663 shares of common stock which we sold to investors in a private placement on January 7, 2015 and (iv) 792,500 shares of common stock issuable upon exercise of warrants issued to our placement agents.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 13, 2017.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2017

Nemus Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Boulevard, Suite 1100, Costa Mesa, CA 92626

(Address of principal effective offices) (Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01. Other Events.

On October 13, 2017, Nemus Bioscience, Inc. (the “Company”) issued a press release, a copy of which is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated October 13, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated October 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: October 13, 2017	By:	/s/ Brian Murphy
Brian Murphy
Chief Executive Officer